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                                                                   EXHIBIT 10.28

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS [****]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                             GREENFIELD ONLINE, INC.
                                       AND

                  TAYLOR NELSON SOFRES INTERSEARCH CORPORATION

                     ALLIANCE, LICENSE AND SUPPLY AGREEMENT

         This Agreement (the "Agreement"), dated this 31st day of January, 2002, is by and among Greenfield Online, Inc., a Delaware corporation with its principal place of business at 21 River Road, Wilton, CT ("GFOL"), and Taylor Nelson Sofres Intersearch Corporation, a Pennsylvania corporation, with its principal place of business at 410 Horsham Road, Horsham, PA, 19044 ("TNSI").

RECITALS

WHEREAS, GFOL is engaged in the businesses of providing access to the GFOL array of Internet-based panels and other services, including the following items:

         (a)      GFOL's own panel (the "GFOL Panel");

         (b) through GFOL's potential strategic alliance with Microsoft Corporation, survey respondents to be available through the MSN network using integrated content solicitations, as it eventually exists and is modified from time to time (the "MSN Service"); and

         (c)      Other externally-sourced sample (the "Non-MSN River Sources")

all of the foregoing current and future GFOL sample sources (including without limitation future developments or versions of the GFOL Panel and future Non-MSN River Sources) being sometimes hereinafter referred to as "GFOL Sample Sources," and access to all of the GFOL Sample Sources together with other current and future services offered by GFOL (including without limitation those services usable by TNSI with respect to the TNSI Sample Sources and the TNSI Proprietary Panels, as defined in the following paragraph) being sometimes hereinafter referred to collectively as "GFOL Services"; and

WHEREAS, TNSI is in the business, among other things, of providing custom market research services, and in connection with that business TNSI owns and/or uses from time to time sample sources other than the GFOL Sample Sources (collectively, the "TNSI Sample Sources"), including without limitation panels that are constructed exclusively for and are proprietary to particular clients of TNSI, whether hosted on GFOL's servers or elsewhere ("TNSI Proprietary Panels"); and

WHEREAS, TNSI's affiliate known as Taylor Nelson Sofres Operations, Inc. ("TNS Operations") has today purchased from GFOL certain assets associated with GFOL's custom market research business (the "Custom Business"), pursuant to a certain Asset Purchase Agreement dated as of January 31, 2002 (the "Asset Agreement"); and

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WHEREAS, TNSI will manage those assets acquired by TNS Operations for the benefit of TNS Operations; TNSI now manages certain other assets of TNS Operations; and TNSI may come to manage additional assets of TNS Operations and/or of other TNSI corporate affiliates in the future (the units of TNS Operations and all such other affiliates managed by TNSI now or in the future being hereinafter referred to collectively as "TNSI Affiliates"); and

WHEREAS, as a material condition to the foregoing purchase and sale of assets, the parties to the Asset Agreement have agreed to enter into an alliance pursuant to which GFOL will provide the GFOL Services to TNSI at preferred rates and will otherwise help TNSI to develop and promote TNSI's on-line research business, on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Description of Services. During the Term (as hereinafter defined), GFOL will provide TNSI (whether for TNSI's own benefit or for the benefit of one or more TNSI Affiliates) with access to all of the GFOL Services through a dedicated team of GFOL Client Services staff. GFOL will supply the GFOL Services to the fullest extent required by TNSI and the TNSI Affiliates, as ordered, received and paid for by TNSI from time to time, subject to any limitations contained in this Agreement. Each TNSI order will be embodied in a Work Order, in form attached hereto as
         Schedule 1, incorporating the terms of this Agreement, and setting forth respondent descriptions, screening criteria, sample size, incidence, delivery time, pricing (pursuant to the pricing criteria set forth below in this Agreement) and other specifications and deliverables. Without limiting the generality of the foregoing, during the Term TNSI may enter each order pursuant to one of the following service modes:

         1.1. Full Service. GFOL shall program TNSI's research surveys and distribute invitations to the appropriate GFOL Sample Source or TNSI Sample Source, host the survey on GFOL's infrastructure, gather the quantitative marketing research data in conformance with project specifications, and deliver it in untabulated form in an uncleaned ASCII data file to TNSI (the "Full Service").

         1.2. Sample Delivery Service. GFOL will direct appropriate potential survey respondents (each individually a "Potential Respondent" and together the "Potential Respondents" or "Sample") to surveys programmed and hosted on TNSI's computer systems and servers, or on the computer systems and servers maintained by others but under TNSI's control or who have contracted with TNSI (the "Sample Delivery Service"). Sample Delivery Service shall not be available in connection with GFOL's provision of the MSN Service.

         1.3. MSN Service. GFOL will provide TNSI with Full Service (and only Full Service) with respect to the MSN Service, all pursuant to the procedures and requirements set forth in
                  Section 1.1 above and such procedures as GFOL and MSN may establish in the future with respect to the MSN Service; provided that if the respondents necessary to fill a study scheduled to be completed on the MSN Service are not available through or deliverable by MSN, GFOL may fill the respondent quotas of the study via the GFOL Panel or any Non-MSN River Source agreed to at that time by TNSI, at the same price per completed

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                  interview as stated in the pertinent Work Order.. In addition,
                  GFOL will procure for TNSI a Charter Membership in the MSN Service, at no charge to TNSI.

         1.4. QuickTake, FocusChat, MindStorm. GFOL will allow TNSI to market and sell GFOL's proprietary products known as QuickTake, Focus Chat, and MindStorm (collectively, the "GFOL Products") to TNSI's clients. GFOL hereby grants to TNSI a non-exclusive, non-transferable, royalty-free license to use those trademarks and tradenames in marketing those products, during the Term of this Agreement. With regard to FocusChat, GFOL will provide TNSI employees with moderator and client level access to rooms being used by TNSI. GFOL will provide administrator support to TNSI the full time a room is in use by TNSI. . All FocusChat sessions will be hosted on iTrack's servers. With regard to MindStorm GFOL will provide TNSI employees with moderator level access to Mindstorm sessions that are hosted by GFOL. GFOL will provide TNSI employees with technical support for the GFOL Products on an as-needed basis. TNSI will have access to all future releases of the software associated with the GFOL Products (subject to the terms and provisions of GFOL's license for the iTrack software). Should GFOL decide to replace any of the GFOL Products with an alternative solution or to discontinue any GFOL Products, GFOL will provide TNSI with 90 days' prior notice of such an event. Notwithstanding the foregoing, GFOL agrees to fulfill all outstanding projects involving the replaced or discontinued GFOL Products that TNSI will have sold to TNSI's clients prior to receipt of notice of substitution or discontinuance.

         1.5. Special Services. GFOL will perform for TNSI such special services, not enumerated above, as GFOL is currently performing or has the current capability of performing.

         1.6. Access to GFOL Systems. In connection with providing the foregoing GFOL Services, GFOL hereby grants a non-exclusive, non-transferable, royalty-free license, for the term of this Agreement, to those employees of TNSI as TNSI may s and technologies, including without limitation those systems and technologies as are described in Schedule 1.6(b), to the extent reasonably required by those employees to support the design, development and performance of TNSI's research projects.

2.0      Performance Covenants Regarding GFOL Services.

         2.1 TNSI's Performance Covenants. During the Term of this Agreement, TNSI agrees to maintain the following guidelines and practices, and to be subject to the following requirements, during the conduct of any survey using the Sample Delivery Service, except for surveys drawing on TNSI Proprietary Panels or those drawing on TNSI Sample Sources.

                  2.1.1 Survey Length and Complexity. GFOL reserves the right to reject any Work Order on the grounds that the pertinent questionnaire is too long or complex for respondents in relation to the incentive offered (if any).

                  2.1.2 Approval of Incentive Program. Prior to the delivery of any Potential Respondents, GFOL must review and approve the incentive program for each survey if TNSI proposes that the incentive deviate from that

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                           provided in the price calculator described in
                           Schedule 2.1.2. GFOL reserves the right to reject any such deviating incentives on the grounds that in its opinion the incentive offered to Potential Respondents is insufficient to attract qualified respondents.

                  2.1.3 Qualification and Return of Respondents. As GFOL directs Potential Respondents to TNSI surveys it will mask their email address and attach a unique Respondent identification number. All TNSI surveys must qualify each Potential Respondent within the first [****] questions. All Respondents who do not qualify will be immediately routed back to a URL designated by GFOL. All Respondents who complete a TNSI survey must, at the conclusion of the survey, be routed back to a URL designated by GFOL.

                  2.1.4 Approval of Systems - Uptime. TNSI shall disclose the technical and performance specifications of its software and computer systems (including the software and computer systems of others used to conduct the surveys) so that GFOL may determine their capacity and capability. TNSI will maintain uptime of its systems at [****]% at all times when GFOL is directing Potential Respondents to TNSI. GFOL reserves the right to limit the number of Potential Respondents sent to TNSI based on its assessment of the capacity of its software and computer systems. If TNSI experiences any downtime or technical difficulties that result in its systems not being able to accept Potential Respondents, collect data, allow Potential Respondents to complete surveys or in any other way prevent Potential Respondents from taking and completing surveys (the "Technical Difficulties"), it shall immediately notify GFOL so it may cease directing Sample to TNSI. TNSI will compensate GFOL for its panel fees or other sample fees in attempting to send data and /or Potential Respondents to TNSI during the Technical Difficulties, such compensation to be reasonably negotiated at the time by the parties, giving consideration to such factors as incidence, response rates, duration of Technical Difficulties and number of respondents; provided that no fee will be due with respect to any incident of Technical Difficulties if TNSI notifies GFOL of that incident within [****] after its onset.

                  2.1.5 Real-Time Reporting. TNSI shall maintain a system of "real-time reporting" which shall allow GFOL personnel access to TNSI's computer systems via the World Wide Web (or such other method as the parties may agree) so that they can determine with respect to each of TNSI's surveys: (i) the number of Potential Respondents that have arrived at the survey site,
                           (ii) the number of Potential Respondents that have completed each survey, and (iii) the number of Potential Respondents that have taken each survey and whose profile qualifies their responses as acceptable. Should TNSI's real time reporting systems experience any downtime or technical difficulties while GFOL is delivering Sample to any TNSI survey that results in GFOL being unable to access the information required by this Section, then GFOL shall have the following options: (a) to discontinue the delivery of Potential Respondents to the TNSI survey experiencing reporting difficulties, and to resume upon resolution of the

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                           problem, or (b) to continue to deliver Potential
                           Respondents to TNSI surveys and accept TNSI's subsequent accounting of completed surveys.

                  2.1.6 No Collection of Personally Identifiable Data. TNSI will not collect or attempt to collect any personally identifiable information from any Potential Respondent directed to its sites and surveys by GFOL without prior authorization from GFOL. Personally Identifiable Information includes any information that would allow TNSI to identify a Potential Respondent at any time in the future, including, but not limited to, name, address, and email address. Except for "session cookies" and except as otherwise agreed to by GFOL, TNSI will not append cookies or other electronic tags to the browsers of any Potential Respondent. TNSI shall abide by all CASRO guidelines for online marketing research as they are promulgated and amended from time to time.

                  2.1.7 No Recruitment. Except as agreed to by GFOL, TNSI shall take no action to recruit any Potential Respondent into any panel, community, or group of individuals, online or offline, or take any action that would allow TNSI to contact, or allow any other party to contact, any Potential Respondent at any time in the future, unless TNSI will have obtained the Potential Respondent's contact information from an independent source.

                  2.1.8 Generic Survey Template. Prior to GFOL directing any Potential Respondents to TNSI's surveys, TNSI must remove any and all of its business marks and any reference to TNSI or its subsidiaries from the online survey template to be viewed by Potential Respondents, such survey templates to be pre-approved by GFOL in its sole and absolute discretion.

                  2.1.9 Help Requests. All help requests initiated by Potential Respondents must be directed to help@greenfieldonline.com. GFOL will give TNSI prompt notice of the help requests along with the nature of the service issues. TNSI will designate a help resource to work with Greenfield Help to address the service issues raised by these help requests. TNSI will work diligently to address all help requests and GFOL reserves the right to stop delivering Potential Respondents to any and/or all of TNSI's surveys, until the issues which had given rise to the help requests have been resolved to GFOL's satisfaction.

         2.2 GFOL's Performance Covenants.

                  2.2.1 Performance Standards. GFOL warrants and covenants that it will offer and provide the GFOL Services pursuant to the following requirements:

                  (a) Panel Size.

                           (i) Cause the GFOL Panel to be of sufficient size and composition as to enable GFOL to (a) provide enough Potential Respondents to meet the needs of the Custom Business as it exists as of the date hereof, and (b) provide peak period support at least

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                  equivalent to the peak period support provided by GFOL to the
                  Custom Business at its highest levels during the preceding [****].

                           (ii) Apply commercially reasonable efforts to grow the GFOL Panel so as to be able to fulfill and support TNSI's research business needs as the same may expand during the Term.

                  (b) Panel Quality.

                           (i) All panel members have agreed to participate in research

                           (ii) Use of a double opt-in process to recruit panel members and adhere to strict privacy standards

                           (iii) Panel draws its members from the entire Internet and is not confined to a limited number of Web sites or any one service provider such as AOL or EarthLink. Panel is representative of the entire spectrum of Internet users.

                           (iv) Abide by all CASRO guidelines for online marketing research as they are promulgated and amended from time to time.

                  (c) System Up-Time.

                           (i)      [****]% systems uptime on average per
                  quarter.

                  (d) Execution Quality (for those Work Orders accepted pursuant to Section 2.2.2 below).

                           (i)      Perform Work Order specifications.

                  (e) Hewlett Packard Requirements (for those Work Orders
                      accepted pursuant to Section 2.2.2. below). Maintain for all Work Orders for Hewlett Packard Company, under that certain Master Services Agreement #CS02142 between GFOL and Hewlett Packard which has been assigned by GFOL to TNS Operations pursuant to the Asset Agreement, the performance and quality standards set forth in that agreement, or in any renewal or replacement agreement with Hewlett Packard Company within which the performance and quality standards are no more stringent than in the above-described contract.

                  (f) Errors & Omissions Insurance.

                           (i) Maintain at least $1,000,000 in errors and omissions or professional indemnity insurance coverage from a reputable underwriter covering standard professional risks, and deliver a certificate of such coverage to TNS annually or in the event of any change in the underwriter or coverage.

During the Term, the parties will continuously consult with one another and work cooperatively toward achieving GFOL's compliance with the foregoing performance standards. Notwithstanding the foregoing provisions of Sections 2.2.1(a) and 2.2.1(b), GFOL cannot guarantee the performance, size, growth rate or panel quality of the GFOL panel relative to members who are between 13 and 17 years of age. GFOL will use its commercially reasonable efforts, but in no event less that the efforts undertaken by

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GFOL in 2001, to maintain panel size and quality standards established by
Sections 2.2.1(a) and 2.2.1(b) above relative to the 13 through 17 year old age group.

         2.2.2 Mandatory Acceptance of Work Orders. Subject as set forth below in this Section 2.2, in each instance when TNSI submits a Work Order to GFOL, if the specifications are reasonable, GFOL must accept the obligation to perform that Work Order, either through GFOL's own resources or through an outside sample supplier. The specifications will be deemed reasonable if (a) based on GFOL's performance obligations set forth in Subsections 2.2.1 (a), (b) and (c) above, the specifications are reasonable in regard to incidence, sample size, length, delivery date, incentives, and good panel management practices, or (b) the specifications call for GFOL to perform work of a nature that it has performed for its clients in the past if GFOL still has the pertinent resource availability at the time of TNSI's submission of the Work Order (in either case, a "Reasonable Order"). Without limiting the generality of the foregoing, GFOL must perform all services that it had contracted to perform for its clients pursuant to the Assumed Contracts under the Asset Agreement, each of which contracts for purposes of this Section 2.2.2 will be deemed a Reasonable Order.

         2.2.3 Rejection or Conditional Acceptance of Work Orders. (a) Notwithstanding the provisions of Section 2.2.2 above, if the Work Order is not a Reasonable Order, GFOL may either (1) reject the obligation to perform it (a "Proper Rejection"), or
                  (2) accept the obligation to perform it on a best efforts basis after identifying to TNSI the performance risks causing the order to not be a Reasonable Order (a "Conditional Acceptance"). Any rejection under claim that the Work Order is not a Reasonable Order will nevertheless be deemed a Reasonable Order, and not an excusable rejection, if, following the rejection, TNSI procures due performance of a substantially identical work order by an alternative vendor of online sample of TNSI's choosing of equal or greater quality than the GFOL sample as measured by the standards set forth in Sections 2.2.1(b)(i) and 2.2.1(b)(ii), at a price not exceeding [****]% of the price set forth in the pertinent Work Order (an "Improper Rejection"). Alternatively, if the Work Order does not comply with the provisions of Sections 2.1.1, 2.1.2, 2.1.3 or 3.2.1 above, GFOL may reject the Work Order (also a Proper Rejection).

         (b) In each instance when TNSI submits a Work Order to GFOL, TNSI will designate on that Work Order a date and time by which TNSI seeks GFOL's response as to whether GFOL will accept or reject that Work Order (the "Response Time"). Provided that the Response Time for any particular Work Order is reasonable in view of GFOL's performance requirements set forth in Subsections 2.2.1 (a), (b) and (c) above and in light of such considerations as sample size, delivery date, incentive and survey length, GFOL must accept, Conditionally Accept, or reject that Work Order by the Response Time; and if it fails to do so, its lack of response, at TNSI's election, will be deemed a rejection, and subject to the other provisions of this Agreement pertaining to rejections.

         2.2.4    Performance Infractions.

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                  (a)      In each instance that TNSI experiences (1) a material
                           breach of a performance obligation set forth in
                           Section 2.2.1 in the case of an accepted Work Order, or (2) a material breach of a performance obligation set forth in Section 2.2.1 in the case of a Conditional Acceptance if that breach was not related to an identified risk that caused TNSI's order to be an Unreasonable Order (in either of the foregoing cases, a "Performance Infraction"), TNSI may notify GFOL of such event (an "Infraction Notice"), in which case GFOL will explain to TNSI the causes of the Performance Infraction, the measures (if any) that GFOL intends to take to prevent subsequent
                           Performance Infractions of similar kind, and the likelihood of GFOL's preventing subsequent
                           Performance Infractions of similar kind (the
                           "Infraction Response"). Infraction Notices, if given, shall be in writing and shall be delivered to GFOL promptly after TNSI experiences a Performance Infraction.

                  (b) As to any Performance Infraction involving a particular Work Order that GFOL did not deliver timely or correctly to TNSI (a "Defective Project"), at TNSI's option either:

                              (1)   TNSI will cancel that Work Order, in
                                    which case the purchase price for that Work
                                    Order (A) during the first [****] of the Term will be credited against the next [****] Minimum Guaranteed Revenue payments (as defined in Sections 7 and 8 below) and
                                    (B) in subsequent years of the Term will be promptly refunded to TNSI; or

                              (2) GFOL will timely and correctly perform or re-perform that Work Order.

                  Notwithstanding anything else contained in Section 17 or elsewhere in this Agreement, GFOL shall not be liable to TNSI for any damages in connection with negligent performance that results in the untimely or incorrect performance of a Work Order; provided that the foregoing exception will not apply to GFOL's performance before or after the date hereof of any portion of any Assumed Contract (as defined in the Asset Agreement), as to which no such limitation of liability toward the pertinent client existed in favor of GFOL prior to that Assumed Contract's assumption by TNS Operations under the Asset Agreement and continues not to exist at the time of such performance by GFOL; and provided further that TNSI will use commercially reasonable efforts to contractually limit its liability toward such client under such Assumed Contracts (including under any replacements or renewals thereof), the reasonableness of such efforts to reflect the entirety of factors affecting TNSI's business relationship with the pertinent client..

         2.2.5 Default. If (a) GFOL commits a Performance Infraction (including without limitation a Defective Project) either (1) [****] any calendar quarter or (2) [****] period, and if TNSI has in each instance delivered an Infraction Notice, or (b) GFOL commits [****] Improper Rejections during any [****] period, GFOL will be in default under this Agreement; and if GFOL does

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                  not correct all of the circumstances giving rise to the
                  default within [****] after receiving notice of such default from TNSI, TNSI may terminate this Agreement pursuant to
                  Section 12.2 below. Notwithstanding the foregoing, if any one of the Performance Infractions has involved the inadequacy of the size or composition of the GFOL Panel, the right to cure will be extended to a date which is 120 days after TNSI's first Infraction Notice pertaining to that circumstance. Any remedy elected by TNSI under Subsection 2.2.4(b) above with respect to a Defective Project will not cause that Defective Project to be excluded from the count of Performance Infractions set forth above in this Section 2.2.5.

         2.2.6    Data Transfers.

                  GFOL will send TNS monthly database updates containing updated respondent profile, contact history and panel management information on a disaggregated basis with respect to all present and future TNSI Proprietary Panels housed on GFOL's servers, including without limitation those panels owned by Hewlett Packard Company and Wizards of the Coast.

3.       Privacy Policies and Content Restrictions.

    3.1  Privacy Policies.

         3.1.1 Governing Policies. Whether GFOL is conducting surveys for TNSI by way of the Full Service or the MSN Service, or whether TNSI is conducting surveys using the Sample Delivery Service, the party conducting the survey will abide by the privacy policies of all of (a) GFOL, (b) TNSI, (c) the pertinent sample source, whether GFOL Sample Source (including without limitation MSN) or TNSI Sample Source, (d) the Council of American Survey Research Organizations ("CASRO"), (e) the Children's Online Privacy Protection Act, and (f) all other applicable laws, rules and regulations.

         3.1.2 Change in Policies. During the Term of this Agreement, neither party will change its respective privacy policy in such a manner as would derogate from the intentions of this Agreement and the performance of the transactions contemplated hereby, unless required by pertinent industry standards or applicable law, and only upon reasonable prior notification to the other party.

    3.2  Survey Content Restrictions.

         3.2.1 Restrictions on Questionnaires. In rendering the Full Service or the MSN Service, GFOL reserves the right to reject any Work Order or survey questionnaire that contains profane, obscene, hateful or illegal content, or (in the case of the MSN Service) any other content that violates the standards of the MSN.

4.       Ownership of Intellectual Property:

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         4.1      GFOL Property. TNSI agrees that (as between GFOL and TNSI) the
                  GFOL Sample Sources, and GFOL's proprietary software and technology used by GFOL in performing the GFOL Services, are and shall be solely owned by GFOL and shall constitute GFOL's confidential, proprietary and trade secret information (the "GFOL Property"). By entering into this Agreement or participating in the transactions described herein, TNSI shall not acquire any interest in and to any of the GFOL Property. The preceding two sentences are qualified, however, in that, by way of the Asset Agreement, GFOL has this day assigned to TNS Operations certain residual rights in and to GFOL methodologies and know-how in the possession of certain employees of TNSI that were employees of GFOL prior to the date hereof.

         4.2 TNSI Property. GFOL agrees that (as between GFOL and TNSI) (a) the TNSI Sample Sources, the TNSI Proprietary Panels, TNSI's survey questionnaires and responses, the identities of TNSI's clients, any TNSI business strategies or research methodologies that GFOL learns in the course of performing the GFOL Services, the pricing of any of TNSI's contracts with its customers, and any software, data, methodologies and know-how that GFOL learns of in connection with gaining access to TNSI's computer systems, and (b) all such information owned by Taylor Nelson Sofres plc. and its affiliates (collectively, the "TNS Group"), are and shall be solely owned by TNSI, and shall constitute TNSI's confidential, proprietary and trade secret information (the "TNSI Property"). By entering into this Agreement or participating in the transactions described herein, GFOL shall not acquire any interest in and to any of the TNSI Property.

5.       TNSI's Purchase Obligations.

                  (a) During the Term of this Agreement (the "Term"), (a) TNSI and (b) the TNSI Affiliates except to the extent that future TNSI Affiliates are prohibited by contracts that pre-date TNSI's management of them, shall offer all of their requirements for US based Internet research sample (including without limitation (x) re-bids for projects not yet contracted with third parties and (y) work to be performed by those companies for the TNS Group) to GFOL before offering them to any other supplier. If GFOL notifies TNSI that GFOL is unable to satisfy a project's requirements, including those related to price, sample size, incidence, and/or delivery time, with or without such inability constituting a violation of GFOL's obligations under Section 2.2 above, TNSI may use alternative sample sources. If GFOL does not accept, Conditionally Accept or reject the pertinent project by the Response Time designated by TNSI on the Work Order (as described in Section
                           2.2.3 above), and if that Response Time for that Work Order is reasonable in view of GFOL's performance requirements set forth in Subsections 2.2.1 (a), (b) and (c) above and in view of such considerations as sample size, delivery date, incentive and survey length, GFOL's lack of response, at TNSI's election, will be deemed a rejection, and subject to the other provisions of this Agreement pertaining to rejections. Nothing in this Subsection 5(a) will restrict TNSI from obtaining competitive bids pursuant to Subsection 7.1.2(c) below.

                  (b) In the event that TNSI together with any present or future TNSI Affiliates purchase Internet research sample from a supplier other than GFOL in violation of the first sentence of Subsection 5(a) above at an aggregate price exceeding $[****] per contract quarter commencing on the date of this

                  Agreement, TNSI will pay to GFOL an amount equal to [****]% of such aggregate purchases in excess of $[****], within [****] after the end of the pertinent contract quarter. The following non-GFOL purchases, however, will not be subject to the provisions of this Subsection 5(b) an will not give rise to any payment obligations on the part of TNSI :

                           (1) Purchases by TNSI Affiliates that such TNSI Affiliates must make from non-GFOL sources by virtue of contracts that predate TNSI's management of such TNSI Affiliates;

                           (2) Purchases from non-GFOL sources following the rejection of Work Orders by GFOL pursuant to Sections 2.2.3 or 5(a);

                           (3) Non-GFOL purchases on behalf of TNSI clients who expressly instruct TNSI to not purchase from GFOL or to purchase from a vendor other than GFOL; and

                           (4) Purchases from External Vendors pursuant to Subsection 5(d) below.

                  Notwithstanding anything else contained in this Agreement (including without limitation the provisions of Sections
                  12.2.1 and 17 below), GFOL will have no remedy for any violations of the first sentence of Subsection 5(a) except as is stated in this Subsection 5(b).

         (c) TNSI will internally enforce its obligations under the first sentence of Subsection 5(a) by (1) immediately hereafter and periodically thereafter informing all pertinent employees of those obligations, (2) penalizing employees for violating - those obligations, (3) directing and training TNSI's manager of its GFOL relationship to enforce those obligations and prevent violations of them, and (4) causing that manager to certify quarterly to GFOL the nature and number of violations (if any) in the preceding contract quarter. In addition, GFOL may audit TNSI's records of TNSI's sample purchases [****] during the Term (and at the conclusion of the Term), at TNSI's premises, at reasonable times and upon reasonable prior written notice to TNSI, provided that the audit is limited to GFOL's examination of records pertaining to GFOL's rights under the first sentence of Subsection 5(a).

         (d) Notwithstanding anything else contained in this Agreement in general, and in the first sentence of Subsection 5(a) in particular, TNSI may freely purchase Internet sample from parties other than GFOL ("External Vendors") if that sample consists of physicians, IT decision-makers, telecommunications decision-makers, or C-Class corporate employees ("Sector Sample"). TNSI will allow GFOL a reasonable opportunity to make its own proposals from time to time to supply Sector Sample to TNSI. TNSI's purchase of Sector Sample from External Vendors will not give rise to any Qualifying Revenue under
                  Section 7.1.3 below.

6. MSN Trademark Usage: TNSI agrees that in connection with its use of the MSN Service, TNSI will not use the business marks of the Microsoft Corporation, MSN, or their affiliated companies without their express written consent, which consent must be obtained through GFOL; provided that nothing herein will restrict TNSI from using any business marks of the Microsoft Corporation, MSN or their affiliated companies in manners expressly permitted by independent arrangements between TNSI and any of those companies, or by the common law.

7.       Fees.

         7.1.     Revenue Commitments:

                  7.1.1. Minimum Guaranteed Revenue: TNSI has committed to provide GFOL no less than $5,400,000 in revenue arising from the purchase of and payment for the GFOL Services as described in Section 1, during the first two years of the Term (the "Minimum Guaranteed Revenue"), subject to (a) the termination provisions of Section 12.2 below, (b) the credits toward Qualifying Revenue described in Section 7.1.3 below, and (c) the right of TNS Operations to set off against the Minimum Guaranteed Revenue or any monthly installment thereof any monies owed by GFOL to TNS Operations under the Asset Agreement. The Minimum Guaranteed Revenue shall be paid monthly in advance, subject as set forth in Section 8.1 below.

                  7.1.2. Pricing. The pricing for the GFOL Services will be the least of:

                           (a) the pre-agreed listed pricing as set forth in Schedule 7.1.2, which Schedule will be reviewed and revised by the parties to their mutual satisfaction every [****] during the Term;

                           (b) [****]% less than the best contract pricing offered by GFOL to any other market research company, strategic research company, advertising agency or consulting firm except Custom Research Inc. and Hall & Partners; and

                           (c) [****]% of the average price offered to TNSI by competitors of GFOL for a specific study or project, if TNSI (1) obtains [****] or (if practicable, in view of the technical requirements of the study or project) [****] competitive bids from such competitors each of which competitors meets the performance requirements of Subsections 2.2.1(b)(i) and
                                    (ii) above and (2) discloses those
                                    competitive prices to GFOL;

                           provided that Subsection 7.1.2(a) above will not pertain to the development or maintenance of TNSI Proprietary Panels, the pricing for which will be negotiated in good faith by the parties ad hoc, subject to the provisions of Subsections 7.1.2(b) and
                           (c) above.

                  7.1.3. Qualifying Revenue: TNSI shall receive credit against its quarterly Minimum Guaranteed Revenue obligation for GFOL Services performed by GFOL within the quarter, as determined on a completed Work Order basis, or completed milestone basis (when that accounting convention pertains), which performance is accepted by TNSI, subject to the provisions of
                           Section 7.1.4, and further subject as follows. Revenue qualifying for such credit ("Qualifying Revenue") shall not include amounts paid by TNSI as incentives for survey respondents. Qualifying Revenue shall include, without limitation, (a) fees for GFOL Services purchased from GFOL to fulfill TNSI's obligations to perform Assumed Contracts under and as defined in the Asset Agreement, (b) [****]% of the price set forth in all Work Orders that gave rise to Improper Rejections, (c) the price of any Defective Project that TNSI cancels pursuant to Subsection 2.2.4(b)(1) above, (d) the fees paid for services actually rendered by GFOL pursuant to Work Orders accepted by GFOL, Work Orders that gave rise to Conditional Acceptances by GFOL, and stopped work as described in Section 8.3 below, and (e) payments on account of Technical Difficulties pursuant to Section 2.1.4.

                  7.1.4. Quarterly Roll Forward and reconciliation: It is the intention of the parties that in the first five (5) quarters of this Agreement GFOL receive Qualifying Revenue of no less than $[****]. It is also the intention of the parties that despite the obligation for TNSI to make minimum monthly payments, that the variations in demand for research data experienced by TNSI be accommodated. If, at the end of the second quarter of this Agreement, Qualifying Revenue is in excess of the quarterly Minimum Guaranteed Revenue ($[****]) then TNSI shall pay such excess to GFOL in cash (except to the extent that such excess is related to Qualifying Revenue defined in Subsections 7.1.3(b) and (c)) together with the first Monthly Prepayment of the third quarter's Minimum Guaranteed Revenue. The entire amount of such excess shall be known as a "Positive Roll Forward Amount". In the event that the Qualifying Revenue received by GFOL during the second quarter of this Agreement is less than the quarterly Minimum Guaranteed Revenue ($[****]) that amount (a "Negative Roll Forward Amount") may be Rolled Forward into the next succeeding three quarters of the Agreement, provided that the maximum Negative Roll Forward Amount that may exist at the end of any quarter during the first five (5) quarters of the Agreement is $[****]. Negative Roll Forward Amounts may be used in the first five (5) quarters of this Agreement to defray TNSI's obligation to pay Positive Roll Forward Amounts. At the end of each of the third, fourth and fifth quarters of this Agreement, the parties will reconcile Negative and Positive Roll Forward Amounts so that if the cumulative cash received by GFOL from the inception of this Agreement (the "Cumulative Period"), plus Qualifying Revenue as defined in Subsections 7.1.3(b) and (c) in the Cumulative Period, is in excess of the Qualifying Revenue for that Cumulative Period and the Qualifying Revenue exceeds the Minimum Guaranteed Revenue and is in excess of the Minimum Guaranteed Revenue for such Cumulative Period, GFOL will refund such amount to TNSI within [****] of the end of the quarter. If the cumulative cash received by GFOL at the end of the Cumulative Period (plus Qualifying Revenue as defined in Subsections 7.1.3(b) and(c)) is in excess of the cumulative Minimum Guaranteed Revenue, but the cumulative Minimum Guaranteed Revenue has not been achieved, GFOL will reimburse TNSI for that amount of the cumulative cash received (plus Qualifying Revenue as defined in Subsections 7.1.3(b) and (c)) in excess of the cumulative Minimum Guaranteed Revenue amount. The intent of the preceding mechanism is to reconcile any Positive Roll Forward Amounts paid to GFOL above the cumulative Minimum Guaranteed Revenue amount to the cumulative Qualifying Revenue (including Qualifying Revenue as defined in Subsections 7.1.3(b) and (c)) in excess of the cumulative Minimum Guaranteed Revenue, and to refund any over paid amounts above the Minimum Guaranteed Revenue amount. If at the end of the fifth quarter and after completion of the foregoing reconciliation there are Negative Roll Forward Amounts of $[****] or less, TNSI will be entitled to apply these amounts in three equal installments to any GFOL Services (including fees pursuant to Section 2.1.4) purchased in the sixth, seventh and eighth quarters above the Guaranteed Minimum Revenue amount (reduced for Qualifying Revenue pursuant to Subsections

                           7.1.3(b) and (c)). All Negative Roll Forward Amounts in excess of $[****] at the end of the fifth quarter will be forfeited. Similarly, at the end of the first two years of this Agreement TNSI will forfeit all amounts paid as Guaranteed Minimum Revenue to the extent that such payments exceeded Qualified Revenue. TNSI's ability to Roll Forward any amount will not relieve it of its obligation to make the Minimum Revenue payment each month in advance.

                  7.1.5. Reporting. Within [****] after the end of each month, GFOL will deliver to TNSI a report that details cumulative cash received, cumulative Minimum Guaranteed Revenue and cumulative Qualifying Revenue. Cumulative Qualifying Revenue will detail on a month-to-date and contract-inception-to-date basis each Work Order performed by GFOL for TNSI and the fee associated with that Work Order. Within [****] after the end of each contract quarter, TNSI will provide GFOL a detailed report of all Qualifying Revenue claimed under Subsections 7.1.3 (b) and (c), including the Improper Rejections and Defective Projects to which such Qualifying Revenue relates, and in the case of Improper Rejections a certification by TNSI's manager of its relationship with GFOL (a) as to the identity of the alternative contractor and (b) that the work order that was performed by that alternative contractor (1) was substantially identical to the Work Order submitted by TNSI to GFOL that gave rise to the Improper Rejection, and (2) was performed at a price no greater than [****]% of that Work Order. The certification must be accompanied by copies of the Work Orders and bids obtained from the alternative contractor for each Improper Rejection, with names and logos of the alternative contractors redacted, and all subject to any confidentiality obligations owed by TNSI to the alternative contractors.

8.       Payment Terms/Stopped Work:

         8.1 Monthly Pre-Payments: TNSI shall pre-pay its Minimum Guaranteed Revenue amount for each month of the first two years of the Agreement, between the first and fifth days (inclusive) of each calendar month, in the amount of $200,000 per month in the first year and $300,000 per month in the second year; provided that because the parties anticipate that TNSI's clients' demand for the GFOL Services will take several months to develop and mature from and after the execution of this Agreement, no payment will be due from TNSI to GFOL for GFOL Services during or with respect to the first [****] of the Term; and provided further that on the first day of the [****] month of the Term TNSI will pay for any GFOL Services used by TNSI in the first [****] months of the Term in excess of $[****], and any excess will be considered Qualify Revenue as well as a Positive Roll Forward Amount.

         8.2. Other Payments. To the extent TNSI orders GFOL Services in excess of Minimum Guaranteed Revenue amounts during the sixth, seventh and eighth quarter net of any Negative Roll Forward amount to which TNSI is entitled during those quarters, any excess amounts due for GFOL Services will be payable by TNSI quarterly with the first payment for the following quarter. After the first two years of the Term, the timing of TNSI's payments for GFOL Services will be no less favorable than GFOL's standard commercial terms.

         8.3 Stopped Work: . In the event TNSI cancels any Work Orders, TNSI will compensate GFOL for its panel fees or other sample fees, to the extent of GFOL's performance of those Work Orders, such compensation to be reasonably negotiated at the time by the parties, giving consideration to such factors as incidence, response rates, and number of respondents. TNSI agrees that its right to stop or cancel work does not relieve it from the obligation to provide the Minimum Guaranteed Revenue.

9.       Exclusive Alliance.

         9.1      Purpose and Nature of Alliance. The parties acknowledge that
                  (a) a principal purpose of this Agreement is to grant TNSI certain exclusive relationships and entitlements relative to GFOL's business, so as to cause the parties to develop and promote TNSI's online market research business, (b) the parties have entered into the Asset Agreement in anticipation of and in reliance on those exclusive relationships and entitlements, as the same are set forth in this Section 9 and elsewhere in this Agreement, (c) TNSI will be investing in educating the marketplace about the proposed growth of TNSI's online market research business, and (d) GFOL desires to help TNSI protect that investment. Unless otherwise stated herein, all of the provisions set forth below in this Section 9 will endure throughout the Initial Term of this Agreement and any Renewal Terms (as those terms are hereinafter defined).

         9.2      Non-Competition; Referrals.

                  (a) GFOL will be free to offer, sell and perform the following market research services and create, offer, sell and deliver the following products ("Permitted Transactions"):

                           (1)      Any sales to other market research
                                    companies, and sales to those strategic
                                    research companies that are listed in
                                    Schedule 9.2(a)(1), which list the parties may by mutual agreement (such agreement not to be unreasonably withheld) modify from time to time after the execution hereof. Such sales may include, but are not limited to, assistance with study and questionnaire design, questionnaire programming, sample provision, survey hosting, online qualitative research, proprietary tools such as QuickTake, tabulation and coding, proprietary panel development, and syndicated study development.

                           (2) Sales of sample and/or of programming or hosting services to advertising agencies for the benefit of the agencies' clients, but not for the direct benefit of those agencies with regard to studies of or for their own respective enterprises or industry.

                           (3) Sales of sample and/or of programming or hosting services to consulting firms for the benefit of those firms' clients, but not for the direct benefit of those firms with regard to studies of or for their own respective enterprises or industry, and not to Arthur Andersen, Accenture or KPMG for any purpose whatever.

                           (4) Sales to End-Users of the services and products (i.e., companies other than market research companies, advertising agencies and consulting companies, which are purchasing the services and products for their own direct benefit with regard to studies of or for their own respective enterprises or industries ("End-Users")), provided that each such sale is performed through or jointly with a software or technology company (including a technology integration company or consultant) that is selling or providing software or technology services or products that will be integrated with, added directly onto, or placed directly within GFOL's products or services which are the subject of the pertinent GFOL transaction. This exemption shall also apply should GFOL acquire or be acquired by (through any Sale Transaction, as defined in Section 11.1 below) a software or technology company with whose products or services the GFOL products and services are integrated, subject to the provisions of Section 11 below. The exemption will also apply to GFOL's sales of any technology product or service that is not directly related to the provision of market research services, such as CRM or marketing solutions.

                           (5) Sales of custom quantitative market research services to [****], to the extent required of GFOL pursuant to a certain Sale and Purchase Agreement and Escrow Rider Agreement between that person and GFOL dated December 27, 1999.

                           Except for the Permitted Transactions, GFOL and its officers and employees (while employed by GFOL) will not perform or sell any market research services or products (including without limitation study design, questionnaire design, questionnaire programming, sample provision, survey hosting, online qualitative research, proprietary tools such as QuickTake, tabulation and coding, analysis, report preparation, proprietary panel development, and syndicated study development).

                  (b) GFOL and its officers will not acquire or hold any ownership interest in any company that performs or sells any market research services or products directly for or to End-Users, except for up to [****]% of the equity of a company whose securities are traded publicly on a stock exchange or through a national securities listing service. This restriction shall not apply in the event of a change in control of GFOL, subject to the provisions of Section 11 below.

                  (c) GFOL will not promote any other market research company, other than by publicizing GFOL's commercial arrangements for selling products and services to such company, and except for abiding by GFOL's contract with CRI dated October 31, 2001 pertaining to the

                           [****] Account. Nothing contained herein will be deemed to preclude other market research companies, data providers or software or technology companies from advertising or marketing that their products or services are built with, founded upon or incorporate GFOL products and services. Nothing contained herein will prevent GFOL from providing technical sales support with respect to GFOL Services to market research firms, provided that GFOL receives no extra revenue participation or profit participation relative to the pertinent sales in exchange for providing such technical support. Nothing in this Agreement will prevent GFOL from providing technical sales support to companies with which GFOL has developed syndicated research products, regardless of the manner in which GFOL is compensated.

                  (d) Except for Permitted Transactions with End Users, GFOL will refer all market research business for End-Users, all market research opportunities for or with End-Users of which GFOL learns (other than market research opportunities for End-Users of which it learns solely by virtue of being engaged in Permitted Transactions), and all market research inquiries from End-Users which GFOL receives, exclusively to TNSI, and to no other market research company, anywhere in the world. GFOL will also refer all advertising agencies, consulting firms and software or technology companies with which it deals to TNSI, as GFOL's preferred custom market research partner, in the case of any market research services
                           (1) for the direct benefit of those entities with regard to studies of or for their own respective enterprises or industry, and (2) for the entities' End-User clients that are not Permitted Transactions. GFOL will also use commercially reasonable efforts to refer to TNSI any market research work that a strategic research company listed in Schedule 9.2(a)(1) considers with GFOL but that GFOL can not or chooses not to perform. Notwithstanding anything else contained in this Subsection (d), however, GFOL will not refer market research business from [****] to TNSI and will not advise TNSI of any [****] market research opportunities of which it learns; but TNSI will nevertheless be free to solicit market research business from and sell and perform market research services and products for and to [****], and to build proprietary panels for [****], all without restriction; and in connection with such [****] projects TNSI may purchase GFOL Services from GFOL, and GFOL will sell GFOL Services to TNSI, pursuant to the other terms of this Agreement.

                  (e) The restrictions imposed by this Section 9 shall expire on the occurrence of:

                           (i) TNSI's failure to provide GFOL $300,000 of Qualifying Revenue in any calendar quarter after the 2 year anniversary of this Agreement;

                           (ii) the termination of this Agreement for any reason.

         9.3 TNSI's Key Clients. On the date hereof, and on the anniversary date hereof during each year of the Term, TNSI will identify to GFOL any three of TNSI's key clients (the "Key Clients"). During the contract year beginning on each such date, GFOL will not knowingly sell GFOL Services to any other entity (including without limitation any market research company, strategic research company, advertising agency, consulting firm, or software or technology company) on projects as to which those Key Clients are End-Users. For the first contract year of this Agreement, Key Clients shall be IBM, UPS and Chase. In order for TNSI to designate a client as a Key Client in any subsequent contract year of this Agreement, that client must be: (a) an End-User (and not a market research company), (b) a company with which TNSI has a substantial business relationship and from which it has received substantial revenue in the previous 12 months,
                  (c) in the case of a client that is designated a "Fortune 500 Company" (or the most similar designation should the Fortune 500 designation no longer exist at the time a Key Client is chosen) , limited to the division, operating unit, business unit within the client with which TNSI has a substantial business relationship and from which it has received substantial revenue in the previous 12 months, (d) not an End-User in Permitted Transactions described in Subsections 9.2(a)(2), (3) or (4) above, which, within the previous 12 months, as demonstrated by GFOL to TNSI with reasonable evidence, is an End User client of a market research company
                  (1) for which market research company GFOL rendered $[****] of GFOL Services in the previous year or will render in the current year on an annualized rate based on the last two quarters' sales performance and (2) for which End User client GFOL rendered $[****] worth of GFOL Services during that period, and (e) not Arthur Andersen, Accenture or KPMG.

         9.4 Internet Link. GFOL will: (a) prominently place TNSI's reasonable choice of logo, name, and, to the extent of TNSI's lawful right to do so (which lawful right GFOL will not contest), branding as "Greenfield Online Custom Research" on GFOL's World Wide Web home page and such other places within GFOL's Web site as TNSI may reasonably request; (b) if and when GFOL is not branding TNSI's reasonably designated logo as provided in clause (a) above, will identify TNSI's reasonably designated business name and unit in all such locations as GFOL's "Custom Research Client Referral Partner"; and (c) will enable readers to click from each of those spots by hyperlink to a TNSI Web site designated by TNSI to GFOL, subject to GFOL's prior approval of that Web site as to content and functionality, which consent will not be unreasonably withheld or delayed. The initial placement of that copy and those links will be completed no later than one business day after the execution of this Agreement.

         9.5 Publication of Alliance. TNSI may, to the extent of TNSI's lawful right to do so (which lawful right GFOL will not contest), freely publicize the facts that (a) TNSI (or a unit within TNSI or the Taylor Nelson Sofres Group) has acquired GFOL's custom market research business and (b) TNSI (or a unit within TNSI) is GFOL's "Custom Research Client Referral Partner" and "Greenfield Online Custom Research." Without limiting the generality of the foregoing, to the extent of TNSI's lawful right to do so, TNSI may freely publicize such statements in its collateral literature and Web sites. Wherever TNSI's Web site refers to TNSI (or a unit within TNSI) as "Greenfield Online Custom Research" or GFOL's "Custom Research

                  Client Referral Partner," TNSI will provide a hyperlink to GFOL's Web site. GFOL will not initiate any cause of action to contest any such statements as an infringement of GFOL's trademarks or trade names, so long as such statements are factual. Nothing herein will be construed as limiting GFOL's ability to render lawfully required evidence, testimonial or otherwise in any action initiated by others to contest TNSI's use of these trademarks and tradenames. GFOL will not identify any other person or entity as either "Greenfield Online Custom Research" or as GFOL's "Custom Research Client Referral Partner," or any confusingly similar designation, and will not grant any person or entity other than TNSI the right to do so. In GFOL's Web site and all collateral material, (x) TNSI (or its designated name for its online market research business unit) will be placed at the top of all listings of GFOL's market research partners (or similar listings of market research companies with which GFOL does business), with a link to TNSI's designated Web site, and (b) GFOL's Web site and all printed collateral materials will eliminate any content suggesting that GFOL itself provides services direct to End Users.

         9.6 Financial Viability; No Conflicts. GFOL represents and warrants to TNSI that to the best of its knowledge and belief as of the date of this Agreement, GFOL believes and intends that it can and will have the financial and operational capability to perform this Agreement for the Term, and that except as disclosed in Section 5.17 of the Asset Agreement, there is no future circumstance that could cause GFOL to cease having that capability. GFOL also represents and warrants that its obligations set forth in this Agreement (including without limitation those contained in Sections 7.1.2, 9 and 11 hereof) will not conflict with or violate the terms of any other contract to which GFOL is bound. During the Term, GFOL will provide TNSI with GFOL's quarterly unaudited balance sheet and income statements, and its annual audited balance sheet and income statements. TNSI will treat those items as GFOL's proprietary confidential information. "GFOL's best knowledge and belief" shall mean the actual knowledge and belief as of the date of this Agreement of Dean A. Wiltse, Robert E. Bies, Jonathan A. Flatow, Hugh O. Davis and Jason Levy. None of the aforementioned individuals shall have any personal liability or obligation to any other party, including, but not limited to TNSI, arising out of a breach of this representation and warranty.

10.      Non-Hiring of Employees.

                  Subject to the provisions of Section 7.15 of the Asset Agreement with respect to GFOL's employee Ray Benak, GFOL and TNSI each agree, during the Term, not to hire one another's employees and individual contractors, unless the parties agree otherwise. In addition, if GFOL consummates a Sale Transaction as defined in Section 11.1 below to a competitor of TNSI as described in Section 11.6 below, and if this Agreement terminates as provided in Section 11.6 below, GFOL, its acquiror and their successors and assigns will abide by the covenant set forth in the previous sentence for two years after the Term ends only with respect to the former employees of GFOL whom TNSI has hired pursuant to the terms of the Asset Agreement.

11.      Termination and Continuity of GFOL's Business. During the Term:

         11.1 Termination of Operations. Should GFOL take any material steps toward terminating all or a material portion of its Internet panel business (as opposed to selling or otherwise transferring those operations or its assets or business), GFOL will provide TNSI with earliest reasonable notice of the termination or possible termination in advance of its effective date, so as to ensure TNSI the maximum reasonable time to plan for business contingencies, even if the decision to terminate has not yet been finalized. Following such notice, at TNSI's election, GFOL will negotiate with TNSI in good faith to enable TNSI (or an affiliated company) to purchase all or substantially all of GFOL's business, whether through an asset sale, stock sale, merger or otherwise (a "Sale Transaction"). Should GFOL indicate its intention to terminate operations, any Minimum Guaranteed Revenue obligations due GFOL by TNSI will terminate immediately.

         11.2 Bankruptcy. Should GFOL take any material steps toward filing for liquidation or reorganization under any pertinent bankruptcy or insolvency statute, or making a general arrangement with respect to its creditors, GFOL will provide TNSI with earliest reasonable notice of the possible action in advance of its effective date, so as to ensure TNSI the maximum reasonable time to plan for business contingencies, even if the decision to take such action has not yet been finalized. Should any creditor or group of creditors who alone or together have standing to place GFOL in involuntary bankruptcy advance a credible threat of filing an involuntary bankruptcy petition against GFOL, and should GFOL not promptly eliminate that threat by paying, or by contractually arranging for the payment of, the pertinent obligations owed to such persons, GFOL will promptly notify TNSI of that threat, so as to ensure TNSI the maximum reasonable time to plan for business contingencies.

         11.3 Determination to Sell GFOL's Business. Should (a) GFOL's board of directors by resolution determine to place its business on the market for acquisition in any Sale Transaction, or (b) GFOL take material steps toward the commencement of such a marketing effort or begin negotiations for such a transaction with any other party, GFOL will within five business days notify TNSI of that resolution or action, and at TNSI's election will begin to negotiate with TNSI in good faith to enter into a Sale Transaction with TNSI or an affiliated company, and will continue such negotiation with TNSI or that affiliated company for so long as that negotiation is proceeding in good faith but with no obligation to continue it for more than [****], before consummating a Sale Transaction with any other person.

         11.4 Receipt of Offer to Purchase GFOL's Business. Should GFOL receive a bona fide written offer from a third party to purchase GFOL's business in any Sale Transaction, GFOL will within five business days notify TNSI of the existence (but not the terms of) that offer, and will inform TNSI whether the potential acquiror is a competitor of TNSI. TNSI or an affiliated company will have 30 days after receiving that notice in which to submit its own offer of acquisition.

         11.5 Acquisition of GFOL by Non-Competitor. Should GFOL be acquired in any Sale Transaction by a company other than a company as to which market research is a material portion of the business of that company or of any of its affiliates, this Agreement will survive that acquisition.

         11.6 Acquisition of GFOL by a Competitor. Should GFOL be acquired in any Sale Transaction by a company as to which market research is a material portion of the business of that company or of any of its affiliates, at TNSI's election this Agreement will either (a) terminate immediately upon the closing of the Sale Transaction, (b) survive that Sale Transaction, or (c) remain in force for up to six months (at TNSI's election) after the closing of the Sale Transaction if that closing occurs during the first two years of the Term, or for up to twelve months (at TNSI's election) after the closing if the closing occurs after the second year of the Term. In addition, should such a closing occur during the first two years of the Term, and should TNSI elect to terminate this Agreement during the first two years of the Term pursuant to the provisions of this paragraph, GFOL will pay TNSI a sum equal to $[****] multiplied by a fraction, the numerator of which is the number of months remaining in that two-year period from the effective date of the termination of this Agreement, and the denominator of which is 24.

12.      Term of Contract and Termination:

         12.1. Term. (a) The Term of this Agreement shall be five (5) years (the "Initial Term"), beginning January 31, 2002 (the "Effective Date").

                  (b) TNSI may renew this Agreement from year to year for an indefinite number of additional one-year terms ("Renewal Terms"), on the identical terms and conditions as provided herein, by delivering to GFOL, in each instance between 30 and 90 days prior to the expiration of the then current Term, notice of TNSI's intention to renew, provided that in each such instance GFOL may deny that renewal if TNSI will not have provided GFOL with at least $[****] in Qualifying Revenue during the 12 months immediately preceding that notice.

                  (c) As used throughout this Agreement, the word "Term" standing alone shall refer to the then-current Initial Term or Renewal Term.

         12.2.    Termination and Notice.

                  12.2.1. GFOL may terminate this Agreement for TNSI's material breach hereof. A material breach by TNSI shall occur only if any one of the following breaches occurs:

                           (a) The failure of TNSI (or any TNSI Affiliate) to timely make any payments due under Sections 7 and 8 within 10 days after receiving notice from GFOL of such delinquency more than twice during any calendar year.

                           (b) Any breach of Section 10 by TNSI (or any TNSI Affiliate) that TNSI does not cure within [****] after receiving notice from GFOL of the breach. In order to cure such breach TNSI must pay GFOL all reasonable recruiting fees and expenses associated with sourcing and hiring an appropriate replacement

                           (c) Material and repeated breaches by TNSI of any of Sections 2.1.3, 2.1.4, 2.1.5, and
                                    2.1.9 which, in the aggregate, cause GFOL monetary damage for which TNSI does not fully and timely indemnify GFOL pursuant to
                                    Section 17 below.

                           (d) Material breaches of any of Sections 2.1.6, 2.1.7, 2.1.8, 3, 6 and 14 that TNSI does not cure or desist from within [****] after receiving notice from GFOL of the breach and for which TNSI does not fully and timely indemnify GFOL pursuant to Section 17 below, provided that TNSI may commit only [****] breaches of the aforementioned Sections in any 12 month period.

                  12.2.2. TNSI may terminate the Agreement for (a) GFOL's default of its performance obligations set forth in
                           Section 2.2 above, or (b) GFOL's material breach of any other provision hereof upon [****] written notice specifying the nature of such other breach, if GFOL does not cure such other breach during such notice period, or (c) GFOL's material breach of the Asset Agreement which gives rise to an Established Loss as defined therein and which is not timely cured pursuant to the provisions of that document or which is not otherwise readily cured by the payment of monies through the set-off provisions provided in
                           Section 8.8 thereof, or (d) to the extent permitted by law, a general assignment by GFOL for the benefit of creditors, or the filing by or against GFOL of any proceeding under any insolvency or bankruptcy law, unless in the case of a proceeding filed against GFOL the same is dismissed within [****], or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of GFOL unless possession is restored to GFOL within [****], or any execution or other judicially authorized seizure of all or substantially all of GFOL's assets unless such seizure is discharged within [****].

         12.3.    Effect of Termination. Upon a termination as provided in
                  Section 12.2.1 or 12.2.2, all rights and duties of the parties toward each other shall cease except those which by their terms are clearly intended to survive such termination, provided, that in the event of a termination by GFOL pursuant to Section 12.2.1, TNSI shall be obligated to pay, within [****] after the effective date of termination, a Termination Payment calculated by subtracting the total amount of all revenue received by GFOL from TNSI for the sale of the GFOL Services through the effective date of termination or cancellation (including without limitation all Qualifying Revenue described in Section 7.1.3 above), from $5,400,000.

         12.4. Notices. All notices required or permitted under this Agreement shall be in writing, reference this Agreement and be deemed given one (1) day after deposit with a commercial overnight carrier for overnight delivery, with written verification of receipt, or three (3) days after dispatch via U.S. Certified Mail, return receipt requested, or upon receipt by facsimile transmission if the sender has proof of transmission; provided that any notices under Sections 12.2.1 or 12.2.2(b) must be sent by overnight courier or U.S. Certified Mail. All communications will be sent to the following addresses:

Greenfield Online, Inc.                 TNSI

Dean Wiltse                             Bruce Shandler
Greenfield Online, Inc.                 Taylor Nelson Sofres Intersearch
21 River Road                           Corporation
Wilton, CT 06897                        410 Horsham Road
203-846-5700                            Horsham, PA  19044
dwiltse@greenfield.com                  215-4429609
                                        Fax: 215-675-6795
Fax: 203-846-5802                       bruce.shandler@intersearch.TNSIofres.com

With a Copy to:                         With a Copy to:

Jonathan A. Flatow                      Michael Slotznick
Greenfield Online, Inc.                 Vice President Legal
21 River Road                           Taylor Nelson Sofres Intersearch
Wilton, CT 06897                        Corporation
T 203-846-5721                          410 Horsham Road,
F 203-846-5749                          Horsham, PA 19044
Jflatow@greenfield.com                  215-773-4066
                                        Fax:  215-675-6795
                                        mike.slotznick@intersearch.TNSIofres.com

13.      Jointly Developed Panels.

         Unless otherwise agreed, GFOL will hold jointly developed panels solely for TNSI's use.

14.      Confidentiality:

         Each party agrees to keep confidential and (except as provided below) not to disclose to any other person any confidential information of the other party, both during the Term and thereafter. Confidential information will include, without limitation, (a) the terms of this Agreement and (b) the confidential information described in Sections 4 and 9.6 above. A party's confidential information will exclude information that is or comes to be in the public domain, is acquired by the other party from a third party without apparent restriction, or is already possessed or is hereafter independently developed by the other party. Each party will disclose the other's confidential information to its employees, professional advisors and affiliates only on a need-to-know basis, and will take the same measures to secure the other's confidential information as it takes to secure its own confidential information of similar type and importance. Notwithstanding the provisions of this Section 14, a party may disclose the other party's confidential information pursuant to a judicial or other governmental order, upon prompt notice to the other party of the requirements of that order.

15. NO GUARANTEES. There are no guarantees whatsoever made by either party as to the results of its efforts in connection with marketing the services of each other or in connection with any potential revenues which may be received by TNSI or TNS Operations in connection with the latter's acquisition of GFOL's Custom Business under the Asset Agreement. There are no warranties, promises, or statements made by either party except as specifically stated herein, or in separate Work Orders, with respect to any matter. Neither party has made any affirmation of fact or promise relating to the services or duties that are the subject of this Agreement other than as stated herein, and the parties acknowledge that they have relied on no warranties, promises, or statements other than those expressly set forth in this Agreement. The parties acknowledge that any estimates, projections, or forecasts provided to either of them by or on behalf of the other party are only estimates and are not representations that such estimates will be realized.

16. WARRANTY AND DISCLAIMER. Each party (a "Warranting Party") warrants to the other that the use by the other of any software, data, methodologies, trademarks or other intellectual property furnished by the Warranting Party will not infringe on any third party's intellectual property rights, or violate the terms of any license or covenant to which the Warrantor is bound. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 16 AND ELSEWHERE IN THIS AGREEMENT, OR IN SEPARATE WORK ORDERS AS DESCRIBED IN SECTION 1, THE PARTIES MAKE NO WARRANTIES HEREUNDER AND EXPRESSLY DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

17.      Indemnification.

         17.1     General Indemnification by GFOL.

                  (a) Subject to the provisions of Section 2.2.4 above, GFOL will protect, defend, indemnify and hold harmless TNSI, its officers, directors, employees, agents and affiliates and their respective successors and assigns, from, against and in respect of any and all losses, costs, damages, charges or expenses (including, without limitation, reasonable attorney's fees, costs, and expenses, and the costs of investigation) (the "Losses", and each a "Loss"), subject to the limitations set forth in Subsection
                           (b) below resulting from (1) any misrepresentation, breach of any warranty or non-fulfillment of any covenant or agreement on the part of GFOL contained in this Agreement or any Schedules hereto, and (2) any and all litigation, actual or threatened, relating to any alleged or actual act or omission of GFOL occurring during or after the Term.

                  (b) With regard to claims for Losses asserted by TNSI pursuant to this Section 17.1 and Section 8.2(b) of the Asset Purchase Agreement, in no event shall TNSI's right to be indemnified exceed $2,000,000. It is the intention of the parties that this dollar limit is and will be the total aggregate dollar limit for indemnification by GFOL set forth in this Section 17 and Section 8.2(b) of the Asset Agreement.

         17.2     General Indemnification by TNSI.

                  (a) TNSI agrees to protect, defend, indemnify and hold harmless GFOL, its officers, directors, employees, agents and affiliates and their respective heirs, personal representatives, successors and assigns, from, against and in respect of any and all losses, costs, damages, charges or expenses (including, without limitation, reasonable attorney's fees, costs, and expenses, and the costs of investigation) resulting from (a) any misrepresentation, breach of any warranty or non-fulfillment of any covenant or agreement on the part of TNSI contained in this Agreement or any Schedules hereto, and (b) any and all litigation, actual or threatened, relating to any alleged or actual act or omission of TNSI or its affiliates occurring during or after the Term.

                  (b) With regard to claims for Losses asserted by GFOL pursuant to this Section 17.2, in no event shall GFOL's right to be indemnified exceed $2,000,000.

         17.3 Claims. GFOL and TNSI shall, in a timely manner, provide each other notice of (a) all third party actions, suits, proceedings, claims, demands and assessments subject to the indemnification provisions of this Section 17 (collectively, "Third Party Claims") brought at any time following the date hereof, and (b) all other claims or demands for indemnification pursuant to the provisions of this Section 17.

         17.4 Third Party Claims. The party against whom a Third Party Claim is brought shall make available to the indemnifying party (at the cost of the indemnifying party) all relevant information material to the defense of such claim. The indemnifying party shall have the right to control the defense of all Third Party Claims with counsel of its choice. The indemnified party shall have the right to elect to join in the defense of any Third Party Claim at its sole expense, and no claim shall be settled or compromised without the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed, unless such settlement or compromise releases the indemnified party from any liability in respect of such claim or results in the dismissal with prejudice of such claim such that no further action could be brought against the indemnified party with respect thereto, in which case the consent of the indemnifying party is not required.

         17.5 Other Claims. The party who asserts the claim for indemnification other than a Third-Party Claim shall provide in the notice to the indemnifying party the nature and the amount of the losses asserted. If the indemnifying party, within a period of 30 days after the giving of the indemnified party's notice, shall not give written notice to the indemnified party announcing its intention to contest such assertion of the indemnified party, such assertion of the indemnified party shall be deemed accepted in the amount of the loss, and the loss shall be deemed established. If however, the indemnifying party contests the assertion of the loss, within the 30-day period, the indemnified party shall have the right to bring suit to resolve the contested assertion. The indemnified party and the indemnifying party may agree in writing, at any time, as to the existence and the amount of the loss, and upon the execution of such agreement, such loss shall be deemed established.

         17.6 Establishment of Losses. A Loss shall be deemed established (an "Established Loss") (a) in the case of a Third Party Claim, where the indemnifying party fails to defend or contest such claim in writing within 30 days after receipt of written notice of such claim, (b) with respect to a Third Party Claim where such Loss has been determined and established by a final, binding non-appealable judgment of a court of competent jurisdiction, (c) with respect to other claims, where the indemnifying party has not given written notice of its intention to contest such claim in accordance with the provisions of Section 17.5, (d) with respect to other claims that are litigated pursuant to Section 17.5 when such Loss has been established by a final, binding and non-appealable judgment of a court of competent jurisdiction, and (e) with respect to other claims where the parties agree in writing as to the amount of the Loss as provided in Section 17.5.

         17.7 Payments; Cross-Default. Payments of any Loss shall be paid to the person entitled thereto within 10 business days following the establishment of an Established Loss. In the event that GFOL is in default under this Agreement, TNS Operations may declare GFOL to likewise be in default under Article VIII of the Asset Agreement; provided that no such declaration of default shall give TNS Operations any right to the remedy of rescission with respect to the Asset Agreement. The parties further acknowledge that TNSI may set-off any obligations owed by GFOL to TNS Operations under Article VIII of the Asset Agreement or to TNSI under Section 17 of this Agreement by withholding payments due to GFOL under Sections 7 and 8 of this Agreement; and that despite any such withholding of payments by TNSI, GFOL shall remain obligated to perform the GFOL Services for TNSI as though TNSI had not withheld those payments; provided that those set-offs may not exceed $[****] per month during months [****] of the Term, $[****] per month during months [****] of the Term, and subsequently [****]% of monies payable to GFOL by TNSI for purchases of GFOL Services under the last sentence of Section 8.2 above (up to a maximum of $[****] per month) for the balance of the Term. The set-offs described in this Section 17.7 are the maximum set-offs allowed for all Established Losses whether claimed pursuant to this Agreement or the Asset Agreement. As long as this Agreement subsists during the Initial Term (but not thereafter), the set-off rights described in this Section 17.7 will constitute the sole monetary remedy of TNSI and TNS Operations to recover the first $[****] of Established Losses under Section 17 of this Agreement and Article VIII of the Asset Agreement; provided that nothing in this Section 17.7 will restrict TNSI's or TNS Operations' monetary remedies as to any Established Losses over $[****]. Each party waives any other right of set-off which it may have by virtue of common law, statute or otherwise.

         17.8 No Consequential Damages. Notwithstanding anything else contained within this Agreement, neither party will be liable to the other for any special, exemplary, punitive or consequential damages, even if the offending party had been aware of the possibility that such damages could ensue from its actions. Neither party, however, will be restricted from recovering lost profits arising out of breaches of

                  Sections 3, 6, 9, 10, 11 and 14 hereof, together with an accounting for any profits earned by the breaching party in connection with any such breach, notwithstanding any limitations on remedies contained in Section 17 above.

         17.9 TNSI Liability. TNSI hereby guarantees to GFOL the obligations of any TNSI Affiliate to pay for the GFOL Services that any such TNSI Affiliate may order; and TNSI will be liable to GFOL for any breach of this Agreement caused by any TNSI Affiliate. No TNSI Affiliate will be directly bound by or liable to GFOL under this Agreement. Notwithstanding anything else contained in this Agreement, the rights and obligations of TNSI and the TNSI Affiliates with respect to purchasing GFOL Services or other sample hereunder will not bind or be binding upon any TNSI units or individuals that are managed by TNS Group affiliates other than TNSI.

18. Injunctive Relief. The parties agree that any breach of their respective obligations under Sections 4, 5, 9, 10, 11 and 14 may cause irreparable harm to the other party. Each party agrees that money damages would not be a sufficient remedy for a breach of these Sections of the Agreement and that in addition to any other remedies available at law, the injured party shall be entitled to specific performance and injunctive or other equitable relief, without the necessity for the posting of any bond or security, as a remedy for any such breach.

19. Prevailing Party. If any legal action or other proceeding is brought in order to enforce the terms of this Agreement or collect monies due hereunder the prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in bringing such action or proceeding, in addition to any other relief to which such party may be entitled.

20. Assignment and Transfer. This Agreement will be binding upon and will inure to the benefit of the parties and respective successors and permitted assigns. The parties shall not assign or transfer this Agreement without the express prior written consent of the other, which consent shall not be unreasonably withheld, provided that GFOL and TNSI may assign this Agreement to any successor corporation by merger, acquisition, or otherwise, subject as provided in Section 11 above. Any permitted assignee of this Agreement must assume all of the assignor's liabilities hereunder as a condition of the assignment, or the assignment will be void.

21. Force Majeure: Any delay or failure of either party to perform its obligations under this Agreement shall be excused if and to the extent that it is caused by an event or occurrence beyond that party's reasonable control or the reasonable control of any supplier on which that party is dependent in fulfilling its obligations under this Agreement. A "force majeure" event may include, but is not limited to, earthquake, fire, storm or other natural disaster, act of God, civil disturbance war, malicious acts of computer sabotage,, and telecommunications or internet infrastructure failure or impairment outside of the impaired party's own premises and equipment.

22. Governing Law; Choice of Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its principles of conflicts of law. All actions arising out of this Agreement shall be brought in Federal or State courts within New York County, New York.

IN WITNESS WHEREOF, the parties have caused duplicate originals of this Agreement to be executed on the date(s) set forth below:

TAYLOR NELSON SOFRES INTERSEARCH                 GREENFIELD ONLINE, INC.
CORPORATION

By:  /s/ Bruce Shandler                          By:   /s/ Dean Wiltse
    -----------------------                          ---------------------------
                                                 Dean Wiltse
Its President + CEO                              President & CEO
Duly Authorized

Date: 1/31/02                                    Date: 1/31/02

                                 SCHEDULE 1.6(b)

     GFOL systems and technologies to which TNSI employees will have access


      1.    QMS.asp (frequency reports)

      2.    HP Panel Tools (Currently in final stages of development)

      3.    Frito Database reporting tools

      4.    FocusChat (Moderator and Client level access)

      5.    Mindstorm (Moderator level access)

      6.    Salesforce.com data (but not free salesforce.com seats or licenses)

                               SCHEDULE 9.2(a)(1)

                          Strategic Research Companies

Forrester Research
AMR
Gartner
Meta Group
Giga Group
The Myers Group
Net Ratings
Jupiter Communications
AC Nielsen
VNU
JD Power & Associates
Pulsefinder
IDC
The Yankee Group
Flacket and Associates
Jobson

           FIRST AMENDMENT TO ALLIANCE, LICENSE AND SUPPLY AGREEMENT
                                January 31, 2003

         This First Amendment amends that certain Alliance, License and Supply Agreement (the "Agreement"), dated January 31, 2002, by and between GREENFIELD ONLINE, INC., a Delaware corporation ("GFOL") and TAYLOR NELSON SOFRES INTERSEARCH CORPORATION, a Pennsylvania corporation ("TNSI"). All capitalized terms used herein will have the same meanings as are set forth in the main body of the Agreement.

1. SECTION 7 OF THE AGREEMENT IS AMENDED TO READ AS FOLLOWS:

7.       Fees.

         7.1      Revenue Commitments:

                  7.1.1 Minimum Guaranteed Revenue: TNSI has committed to provide GFOL no less than $5,400,000 in revenue arising from the purchase of and payment for the GFOL Services as described in Section 1, during the first thirty one months of the Term (the "Minimum Guaranteed Revenue")(the thirty one months is referred to as the "Minimum Guarantee Period"), subject to (a) the termination provisions of Section
                           12.2 below, (b) the credits toward Qualifying Revenue described in Section 7.1.3 below, (c) the right of TNS Operations to set off against the Minimum Guaranteed Revenue or any monthly installment thereof any monies owed by GFOL to TNS Operations under the Asset Agreement and (d) the shortening of the Minimum Guarantee Period as provided for in Section 12.1. The Minimum Guaranteed Revenue shall be paid monthly in advance, subject as set forth in Section 8.1 below.

                  7.1.2 Pricing. The pricing for the GFOL Services will be the least of:

                           (a) the pre-agreed listed pricing as set forth in Schedule 7.1.2, which Schedule will be reviewed and revised by the parties to their mutual satisfaction every six months during the Term;

                           (b) [****]% less than the best contract pricing offered by GFOL to any other market research company, strategic research company, advertising agency or consulting firm except Custom Research Inc. and Hall & Partners; and

                           (c) [****]% of the average price offered to TNSI by competitors of GFOL for a specific study or project, if TNSI (1) obtains two or (if practicable, in view of the technical requirements of the study or project) three competitive bids from such competitors each of which competitors meets the performance requirements of Subsections 2.2.1(b)(i) and
                                    (ii) above and (2) discloses those
                                    competitive prices to GFOL;

                  7.1.3 provided that Subsection 7.1.2(a) above will not pertain to the development or maintenance of TNSI Proprietary Panels, the pricing for which will be negotiated in good faith by the parties ad hoc, subject to the provisions of Subsections 7.1.2(b) and
                           (c) above. Qualifying Revenue:

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

                           TNSI shall receive credit against its quarterly Minimum Guaranteed Revenue obligation for GFOL Services performed by GFOL within the quarter, as determined on a completed Work Order basis, or completed milestone basis (when that accounting convention pertains), which performance is accepted by TNSI, subject to the provisions of Section 7.1.4, and further subject as follows. Revenue qualifying for such credit ("Qualifying Revenue") shall not include amounts paid by TNSI as incentives for survey respondents. Qualifying Revenue shall include, without limitation, (a) fees for GFOL Services purchased from GFOL to fulfill TNSI's obligations to perform Assumed Contracts under and as defined in the Asset Agreement, (b) [****]% of the price set forth in all Work Orders that gave rise to Improper Rejections, (c) the price of any Defective Project that TNSI cancels pursuant to Subsection 2.2.4(b)(1) above, (d) the fees paid for services actually rendered by GFOL pursuant to Work Orders accepted by GFOL, Work Orders that gave rise to Conditional Acceptances by GFOL, and stopped work as described in
                           Section 8.3 below, and (e) payments on account of Technical Difficulties pursuant to Section 2.1.4.

                  7.1.4    Quarterly Roll Forward and reconciliation:

                           (a) During the First 12 months of the Term: It is the intention of the parties that in the first four (4) quarters of this Agreement GFOL receive Qualifying Revenue of no less than $[****]. It is also the intention of the parties that despite the obligation for TNSI to make minimum monthly payments, that the variations in demand for research data experienced by TNSI be accommodated. If, at the end of the second quarter of this Agreement, Qualifying Revenue is in excess of the quarterly Minimum Guaranteed Revenue ($[****]) then TNSI shall pay such excess to GFOL in cash (except to the extent that such excess is related to Qualifying Revenue defined in Subsections 7.1.3(b) and (c)) together with the first Monthly Prepayment of the third quarter's Minimum Guaranteed Revenue. The entire amount of such excess shall be known as a "Positive Roll Forward Amount". In the event that the Qualifying Revenue received by GFOL during the second quarter of this Agreement is less than the quarterly Minimum Guaranteed Revenue ($[****]) that amount (a "Negative Roll Forward Amount") may be Rolled Forward into the next succeeding two quarters of the Agreement, provided that the maximum Negative Roll Forward Amount that may exist at the end of any quarter during the first four (4) quarters of the Agreement is $[****]. Negative Roll Forward Amounts may be used in the first four (4) quarters of this Agreement to defray TNSI's obligation to pay Positive Roll Forward Amounts. At the end of each of the third and fourth quarters of this Agreement, the parties will reconcile Negative and Positive Roll Forward Amounts so that if the cumulative cash received by GFOL from the inception of this Agreement (the "Cumulative Period"), plus Qualifying Revenue as defined in Subsections 7.1.3(b) and (c) in the Cumulative Period, is in excess of the Qualifying Revenue for that Cumulative Period and the Qualifying Revenue exceeds the Minimum Guaranteed Revenue and is in excess of the Minimum Guaranteed Revenue for such Cumulative Period, GFOL will refund such amount to TNSI within 15 days of the end of the quarter. If the cumulative cash received by GFOL at the end of the Cumulative Period (plus Qualifying Revenue as defined in Subsections

                           7.1.3(b) and(c)) is in excess of the cumulative Minimum Guaranteed Revenue, but the cumulative Minimum Guaranteed Revenue has not been achieved, GFOL will reimburse TNSI for that amount of the cumulative cash received (plus Qualifying Revenue as defined in Subsections 7.1.3(b) and (c)) in excess of the cumulative Minimum Guaranteed Revenue amount. The intent of the preceding mechanism is to reconcile any Positive Roll Forward Amounts paid to GFOL above the cumulative Minimum Guaranteed Revenue amount to the cumulative Qualifying Revenue (including Qualifying Revenue as defined in Subsections 7.1.3(b) and (c)) in excess of the cumulative Minimum Guaranteed Revenue, and to refund any over paid amounts above the Minimum Guaranteed Revenue amount. If at the end of the fourth quarter and after completion of the foregoing reconciliation there are Negative Roll Forward Amounts of $[****] or less (the "First Year Negative Roll Forwards"), TNSI will be entitled to apply these amounts to any GFOL Services (including fees pursuant to Section 2.1.4) purchased in the fifth, sixth and seventh quarters above the Guaranteed Minimum Revenue amount (reduced for Qualifying Revenue pursuant to Subsections 7.1.3(b) and (c)) as provided for in Section 7.1.4 (b). All Negative Roll Forward Amounts in excess of $[****] at the end of the fourth quarter will be forfeited. All Positive Roll Forward amounts (except to the extent that such excess is related to Qualifying Revenue defined in Subsections 7.1.3(b) and (c)) existing at the end of the fourth quarter of the Agreement will be paid to GFOL together with the first monthly Minimum Guaranteed Revenue Pre-Payment due for the 5th quarter of the Agreement.

                           (b) For the Remainder of the Minimum Guarantee
                           Period: At the beginning of each month starting with the 5th quarter of the Agreement ending at the expiration of the Minimum Guarantee Period, TNSI will pay GFOL the Minimum Guaranteed Revenue as follows:
                           In the 5th quarter - 13th month - $125,000; 14th month $150,000; 15th month $175,000; and $200,000 every month thereafter. All payments will be in advance as provided for in Section 8.1. At the end of each month starting with the 5th Quarter and through the thirty-first month, or the end of the Minimum Guarantee Period, which ever is sooner, TNSI will pay GFOL all Qualifying Revenue above the Minimum Guaranteed Revenue (except to the extent that such excess is related to Qualifying Revenue defined in Subsections 7.1.3(b) and (c)), provided that any excess Qualifying Revenue amounts above $300,000 per month may be offset by one-ninth of the First Year Negative Roll Forward amount. For example, if during the first month of the 5th quarter Qualifying Revenue (exclusive of Qualifying Revenue defined in Subsections 7.1.3(b) and (c)) is $350,000, TNSI will pay GFOL $175,000 together with the pre-payment of the Minimum Guaranteed Revenue payment for the second month of the 5th quarter, and TNSI may apply the remaining $50,000 to the reduction of the First Year Negative Roll Forward Amount, if any. In the event that at the end of the fourth quarter of the agreement there is no First Year Negative Roll Forward, then for the remainder of the Minimum Guarantee Period, TNSI must pay all Qualifying Revenue between that month's Minimum Guaranteed Revenue amount and $300,000 at the end of each month, and all Qualifying Revenue above $300,000 for each month at the end of each quarter together with the Minimum Guaranteed Revenue pre-payment due for the following month.

                           (c) At the end of the 31st month of this Agreement TNSI will either (i) forfeit all amounts paid as Guaranteed Minimum Revenue to the extent that such payments exceeded Qualified Revenue, or (ii) pay all Qualified Revenue in excess of the Minimum Guaranteed Revenue to the extent not already paid. In addition, TNSI will not be entitled to any Negative Roll Forwards or quarterly reconciliations for the remainder of the Term, if any.

                           (d) TNSI's ability to Roll Forward any amount as provided for in this Section 7 will not relieve it of its obligation to make the Minimum Revenue payment each month in advance.

                  7.1.5 Reporting. Within [****] after the end of each month, GFOL will deliver to TNSI a report that details cumulative cash received, cumulative Minimum Guaranteed Revenue and cumulative Qualifying Revenue. Cumulative Qualifying Revenue will detail on a month-to-date and contract-inception-to-date basis each Work Order performed by GFOL for TNSI and the fee associated with that Work Order. Within [****] after the end of each contract quarter, TNSI will provide GFOL a detailed report of all Qualifying Revenue claimed under Subsections 7.1.3 (b) and (c), including the Improper Rejections and Defective Projects to which such Qualifying Revenue relates, and in the case of Improper Rejections a certification by TNSI's manager of its relationship with GFOL (a) as to the identity of the alternative contractor and (b) that the work order that was performed by that alternative contractor (1) was substantially identical to the Work Order submitted by TNSI to GFOL that gave rise to the Improper Rejection, and (2) was performed at a price no greater than [****]% of that Work Order. The certification must be accompanied by copies of the Work Orders and bids obtained from the alternative contractor for each Improper Rejection, with names and logos of the alternative contractors redacted, and all subject to any confidentiality obligations owed by TNSI to the alternative contractors.

2. SECTION 8 IS AMENDED TO READ AS FOLLOWS:

8.       Payment Terms/Stopped Work:

         8.1 Monthly Pre-Payments: TNSI shall pre-pay a Minimum Guaranteed Revenue amount for each month of the Minimum Guarantee Period of the Agreement, between the [****] days (inclusive) of each calendar month, in the amount of $200,000 per month in the first year and $125,000 in the 13th month, $150,000 in the 14th month and $175,000 in the 15th month. For the remainder of the Minimum Guarantee Period the Minimum Guaranteed Revenue amount shall be $200,000 per month.; provided that because the parties anticipate that TNSI's clients' demand for the GFOL Services will take several months to develop and mature from and after the execution of this Agreement, no payment will be due from TNSI to GFOL for GFOL Services during or with respect to the first three months of the Term; and provided further that on the first day of the fourth month of the Term TNSI will pay for any GFOL Services used by TNSI in the first three months of the Term in excess of $[****], and any excess will be considered Qualifying

                  Revenue as well as a Positive Roll Forward Amount. No Minimum Guarantee Revenue amount will be due after the end of the Minimum Guarantee Period.

         8.2. Other Payments. To the extent TNSI orders GFOL Services in excess of Minimum Guaranteed Revenue amounts during the 13th through 31st months of the Term (or through the end of the Minimum Guarantee Period, whichever is earlier), net of any Negative Roll Forward amount to which TNSI is entitled during those quarters, any excess amounts due for GFOL Services, between that month's Minimum Guaranteed Revenue amount and $[****] will be paid at the end of each month, and all Qualifying Revenue above $[****] for each month will be paid at the end of each quarter together with the next month's Minimum Guaranteed Revenue pre-payment, all as provided for in
                  Section 7.1.4 above. After the expiration of the Minimum Guarantee Period, the timing of TNSI's payments for GFOL Services will be no less favorable than GFOL's standard commercial terms.

         8.3 Stopped Work: In the event TNSI cancels any Work Orders, TNSI will compensate GFOL for its panel fees or other sample fees, to the extent of GFOL's performance of those Work Orders, such compensation to be reasonably negotiated at the time by the parties, giving consideration to such factors as incidence, response rates, and number of respondents. TNSI agrees that its right to stop or cancel work does not relieve it from the obligation to provide the Minimum Guaranteed Revenue.

3. SECTION 9.2 (e)(i) AMENDED TO READ AS FOLLOWS:9.2 (e)(i) TNSI's failure to provide GFOL with $300,000 of Qualifying Revenue in any calendar quarter after the expiration of the Minimum Guarantee Period; or

4. SECTION 12.1 IS AMENDED TO READ AS FOLLOWS:

13.      Term of Contract and Termination:

         13.1.    Term.

                  (a) The Term of this Agreement shall be five (5) years (the "Initial Term"), beginning January 31, 2002, (the "Effective Date").

                  (b) TNSI may renew this Agreement from year to year for an indefinite number of additional one-year terms ("Renewal Terms"), on the identical terms and conditions as provided herein, by delivering to GFOL, in each instance between 30 and 90 days prior to the expiration of the then current Term, notice of TNSI's intention to renew, provided that in each such instance GFOL may deny that renewal if TNSI will not have provided GFOL with at least $[****] in Qualifying Revenue during the 12 months immediately preceding that notice.

                  (c) As used throughout this Agreement, the word "Term" standing alone shall refer to the then-current Initial Term or Renewal Term.

                  (d) The Minimum Guarantee Period shall end prior to the 31st month of the Term, and TNSI shall have no further obligations to make Guaranteed

                  Minimum revenue payments in the month that the total Qualifying Revenue received by GFOL since February 1, 2003 equals or exceeds $[****].

5. This First Amendment may be executed in any number of duplicate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Any counterpart signature delivered by facsimile transmission shall be deemed to be and have the same force and effect as an originally executed

6. No other term or provision of the Agreement is amended hereby, and all other terms of the Agreement as originally executed by the parties will remain in force.

         IN WITNESS WHEREOF, the parties to the Asset Agreement, intending to be legally bound, hereby adopt the foregoing Amendment as of the 31st day of January, 2003.

GREENFIELD ONLINE, INC.                    TAYLOR NELSON SOFRES
                                           INTERSEARCH CORPORATION

By:  /s/ Dean A. Wiltse                    By:  /s/ Rick J. Carbone
   ------------------------                   -------------------------------
Title: CEO, President                      Title: CFO

                               SECOND AMENDMENT TO
                     ALLIANCE, LICENSE AND SUPPLY AGREEMENT

                                November 26, 2003

         This Second Amendment amends that certain Alliance, License and Supply Agreement, dated January 31, 2002, as previously amended by that certain First Amendment to Alliance, License and Supply Agreement dated as of January 31, 2003 (as so amended, the "Agreement"), by and between GREENFIELD ONLINE, INC., a Delaware corporation ("GFOL") and TAYLOR NELSON SOFRES INTERSEARCH CORPORATION, a Pennsylvania corporation (`TNSI"). All capitalized terms used herein will have the same meanings as are set forth in the main body of the Agreement.

         1. Term. The Term of the Agreement as set forth in Section 12 of the Agreement is amended to expire on December 31, 2006. All renewal options are terminated.

         2. Alliance Modifications.

         (a) Immediately upon the execution hereof, all of the parties' obligations under Sections 1.3, 1.4, 1.5, 2.2.1(e), 2.2.6, 6, 9 (except for 9.5(a)), 10, 11 and 13 of the Agreement are terminated, except that any warranties contained therein will survive, and except as may be otherwise expressly provided in this Second Amendment to the contrary. The fifth sentence of Section 17.7 ("As long as ... over $1,000,000") is also deleted.

         (b) During the Term, GFOL, on its Web sites and promotional materials, will identify "TNS" coequally with other custom research partners, except to the extent that GFOL may hereafter agree to a special partnership arrangement with one or more of those other partners.

         (c) During the Term, and subject to Section 9.2(a)(5) of the Agreement, GFOL agrees that it will not directly provide custom research design and analysis services to End Users, or hold itself out as doing so.

         (d) During the Term, TNSI and NFO Worldgroup, Inc., a Delaware corporation (together with the various subsidiaries of NFO Worldgroup, Inc., "NFO"), and all future business units, divisions and subsidiaries of TNSI and NFO, with respect to all of their sales and performance of custom market research services that are both (i) originated from or run through their US offices and (ii) directed to US online consumer sample (collectively, "TNSUS"), will give GFOL an opportunity to bid on supplying their third party online consumer sample (i.e., whenever TNSUS is seeking a sample source outside of TNSUS), ad hoc with respect to each such bid, except as to types of studies, sectors or other categories of sample needs as to which TNSUS will have determined reasonably and in good faith that (I) GFOL does not have the capability or capacity at the time of such bid to fulfill TNSUS's orders or (II) awarding the bid to GFOL would disadvantage TNSUS. If GFOL responds to such bidding opportunities, time will be of the essence with respect to that response. TNSUS may nevertheless seek bids from other third party sample suppliers contemporaneously with seeking GFOL's bids. Should the commercial terms of GFOL's bid be equal to or more favorable, in terms of price and delivery time, than other bids received by TNSUS, and should TNSUS at the intended time of the award of the bid continue to believe reasonably and in good faith both (1) that GFOL has the capability and capacity to fulfill TNSUS's orders and (2) that awarding the bid to GFOL will not otherwise disadvantage TNSUS, then TNSUS will award the contract to GFOL. Otherwise, TNSUS may purchase sample from the bidder(s) of TNSUS's choice. GFOL agrees that it will not exploit those bidding opportunities (or TNSUS's underlying business opportunities) for its own advantage, except to render bids to TNSUS; and GFOL will in all ways treat those bidding opportunities (and the underlying business opportunities) as Confidential Information of TNSI and its affiliates as provided in Section 14 of the Agreement. TNSUS agrees to treat GFOL's price and delivery terms as contained in its bids as Confidential Information of GFOL as provided for in Section 14 of the Agreement. As used in this paragraph, TNSUS may consider that awarding a bid to GFOL could "disadvantage TNSUS" if, among other things, (x) TNSUS's client prefers that TNSUS not engage GFOL, or (y) TNSUS reasonably believes in good faith that GFOL is or since the date of this Amendment has been competing directly against TNSUS to win the project or similar projects from TNSUS's client. Subsection (y) only applies to situations where GFOL and TNSUS are bidding directly on the same project, or GFOL since the date of this Amendment has bid directly on similar projects, and not to situations where GFOL is providing bids to multiple marketing research companies for online sample in connection with the same marketing research project.

         (e) During the Term, TNSI will not enter into any strategic relationship with another third party online source of US consumer sample without first giving GFOL the opportunity to bid on or otherwise negotiate such a relationship.

         (f) TNSI represents and warrants to GFOL that TNSI (including without limitation in its capacity as the manager of certain assets of Taylor Nelson Sofres Operations, Inc.) and NFO (together with various subsidiaries of NFO) are presently the only US-based companies owned by TNSI's ultimate parent, Taylor Nelson Sofres, plc., that provide custom market research services. NFO joins in this Second Amendment for the sole purpose of confirming its obligations under Paragraph (d) above in this Section 2.

         (g) The provisions of Paragraphs (d) through (f) above in this Section 2 do not apply to activities of TNSUS or its affiliates in the health care sector.

         (h) The provisions of Paragraphs 7.1(a) through 7.1(e) of that certain Asset Purchase Agreement between GFOL and Taylor Nelson Sofres Operations, Inc. ("TNSO"), dated January 30, 2002 and amended January 31, 2002, are hereby further amended to conform to the provisions of paragraphs (a) through (c) above in this Section 2. TNSO joins in this Second Amendment for the sole purpose of amending the Asset Purchase Agreement as stated. No other provisions of the Asset Purchase Agreement are amended hereby.

         3. Purchase and Sale Obligations. Immediately upon the execution hereof, all of the provisions of Sections 5, 8.1 and 8.2 of the Agreement are terminated, except for the third sentence of Paragraph 5(a) of the Agreement, and subject to the continuing provisions of Section 7 of the Agreement, which are amended as follows. TNSI must satisfy the Minimum Guaranteed Revenue obligation established in Section 7 of the Agreement by March 31, 2004. Thereafter TNSI will have no guaranteed revenue commitment; the pricing for the GFOL Services as set forth in Section 7.1.2 will terminate; GFOL will not be obligated to agree to fulfill any particular TNSI order for online sample; the provisions of Subsections 2.2.1(a), 2.2.2, 2.2.3, 2.2.4, 2.2.5 and any remaining provisions of Section 5(a) will terminate; and the parties will be free to negotiate pricing for subsequent online sample purchases ad hoc. The parties agree that $[****] of the Minimum Guaranteed Revenue obligation remains unsatisfied as of October 31, 2003 (not giving effect to the pre-payment of $[****] made by TNSI on November 10, 2003). Between the execution hereof and March 31, 2004, TNSI will not be obligated to purchase any monthly minimum amount of sample or pay any guaranteed monthly minimum amount. In the event that the entire Minimum Guaranteed Revenue has not been paid by TNSI as of March 31, 2004, TNSI will immediately pay the difference.

         4. Release. Each party hereby releases the other from any and all claims and liabilities known to it through the date of this Second Amendment (including without limitation any claims or liabilities relating to the acquisition of NFO by TNS plc. and TNSI's use of sample provided and to be provided by NFO from and after that acquisition), except for (a) accrued but unpaid payment obligations for purchase of online sample by TNSI from GFOL to date, (b) obligations that may hereafter accrue under the Agreement, as amended hereby, and (c) obligations arising pursuant to the Asset Purchase Agreement by and among GFOL and TNSO, dated January 30, 2002, as amended.

         5. Execution. This Second Amendment may be executed in any number of duplicate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Any counterpart signature delivered by facsimile transmission shall be deemed to be and have the same force and effect as an originally executed document.

         6. Surviving Provisions. No other term or provision of the Agreement is amended hereby, and all other terms of the Agreement as originally executed by the parties and as amended by the First Amendment will remain in force. For the avoidance of doubt, the following Sections of the Agreement (as previously amended by the First Amendment), among others, will remain unchanged during the Term, except as may be expressly provided in this Second Amendment to the contrary: 1, 2.1, 2.2.1(b), (c), (d) and (f), 3, 4, 7, 8.3, 9.5(a), 12, 14, 15,
16, 17, 18, 19, 20, 21 and 22. Without limiting the generality of the foregoing, the confidentiality provisions of Section 14 of the Agreement will extend to the terms of this Second

Amendment, and neither party will publicly announce the terms or substance hereof.

         IN WITNESS WHEREOF, the parties have executed this Second Amendment on the date first written above.

GREENFIELD ONLINE, INC.                      TAYLOR NELSON SOFRES
                                             INTERSEARCH CORPORATION

By:  /s/ Dean Wiltse                         By:  /s/ Bruce Shandler
   ------------------------                     -----------------------------
Title: CEO                                   Title: President/CEO

JOINED IN FOR PURPOSES OF PARAGRAPH 2(f) ONLY:

NFO WORLDGROUP, INC.

By:  /s/ Kenneth M. Freeman
   -----------------------------
Title: President NFO North America

JOINED IN FOR PURPOSES OF PARAGRAPH 2(h) ONLY:

TAYLOR NELSON SOFRES OPERATIONS, INC.

By:  /s/ Bruce Shandler
   -----------------------------
Title: President/CEO